Exhibit 4.08

NOTICE OF RESTRICTED STOCK AWARD

BIOPHARMX CORPORATION

2016 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the BioPharmX Corporation (the “Company”) 2016 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Award (this “Notice”) and the attached Restricted Stock Agreement (the “Agreement”).  You have been granted the opportunity to purchase Shares of BioPharmX Corporation (the “Company”) that are subject to restrictions (the “Restricted Shares”) and the terms and conditions of the Plan, this Notice and the Agreement.

Name of Purchaser:

Address:

Total Number of Restricted Shares Awarded:

Fair Market Value per Restricted Share:	$

Total Fair Market Value of Award:	$

Purchase Price per Restricted Share:	$

Total Purchase Price for all Restricted Shares:	$

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:                                                                                                                                             Subject to the limitations set forth in this Notice, the Plan and the Agreement, [INSERT VESTING SCHEDULE]

Additional Terms:                                                                                                                                        ☐                                    If this box is checked, the additional terms and conditions set forth on Attachment 1 hereto (as executed by the Company) are applicable and are incorporated herein by reference.  No document need be attached as Attachment 1 if the box is not checked.

By accepting the Restricted Shares, you and the Company agree that the Restricted Shares are granted under and governed by the terms and conditions of the Plan, this Notice and the Agreement.  By accepting the Restricted Shares, you consent to electronic delivery as set forth in the Agreement.  If the Agreement is not executed by you within thirty (30) days of the Date of Grant above, then this grant shall be void.

PARTICIPANT:	BIOPHARMX CORPORATION:

Signature:	By:

Print Name:	Name:

Its:

RESTRICTED STOCK AGREEMENT

BIOPHARMX CORPORATION
2016 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                    , 2016 by and between BioPharmX Corporation, a Delaware corporation (the “Company”), and                     (“you”) pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”).  Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Agreement.

1.                                      Sale of Stock.  Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) the Company will issue and sell to you, and you agree to purchase from the Company, the number of Shares shown on the Notice of Restricted Stock Award (the “Notice”) at the Purchase Price per Share set forth on the Notice. The term “Shares” refers to the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which you are entitled by reason of your ownership of the Shares.

2.                                      Time and Place of Purchase.  The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties, or on such other date as the Company and you shall agree (the “Purchase Date”). On the Purchase Date, the Company will issue a stock certificate registered in your name, or uncertificated shares designated for you in book entry form on the records of the Company’s transfer agent, representing the Shares to be purchased by you against payment of the purchase price therefor by you by (a) check made payable to the Company, (b) cancellation of indebtedness of the Company to you, (c) your personal Services that the Committee has determined have already been or will be rendered to the Company, or (d) a combination of the foregoing.

3.                                      Restrictions on Resale.  By signing this Agreement, you agree not to sell any Shares acquired pursuant to the Plan and this Agreement at a time when applicable laws, regulations or Company or underwriter trading policies prohibit exercise or sale. This restriction will apply as long as you are providing Service.

4.                                      Company’s Repurchase Right for Unvested Shares.  The Company, or (subject to Section 4.4) its assignee, shall have the right (but not the obligation) to repurchase a portion of the Shares that are Unvested Shares (as defined below) at the times and on the terms and conditions set forth in this Section (the “Repurchase Right”) if your Service terminates for any reason, or no reason, including without limitation, death, Disability, voluntary resignation or termination by the Company with or without Cause.

4.1                               Termination of Service.  In case of any dispute as to whether your Service has terminated, the Committee shall have discretion to determine in good faith whether your Service has been terminated and the effective date of your termination of Service.

4.2                               Vested and Unvested Shares.  Shares that are vested pursuant to the Vesting Schedule set forth in the Notice are “Vested Shares.” Shares that are not vested pursuant to the Vesting Schedule set forth in the Notice are “Unvested Shares.” On the Date of Grant, all of the Shares will be Unvested Shares.  No fractional Shares shall be issued.  No Shares will become Vested Shares after your termination of Service unless as set forth in the Vesting Schedule in the Notice.  The number of the Shares that are Vested Shares or Unvested Shares will be proportionally adjusted to reflect any stock split, reverse stock split or similar change in the capital structure of the Company as set forth in Section 2.6 of the Plan occurring after the Date of Grant.

4.3                               Exercise of Repurchase Right.  Unless the Company provides written notice to you within 90 days from the date of termination of your Service that the Company does not intend to exercise its Repurchase Right with respect to some or all of the Unvested Shares, the Repurchase Right shall be deemed automatically exercised by the Company as of the 90th day following such termination, provided that the Company may notify you that it is exercising its Repurchase Right as of a date prior to such 90th day.  Unless you are otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Right as to some or all of the Unvested Shares, execution of this Agreement by you constitutes written notice to you of the Company’s intention to exercise its Repurchase Right with respect to all Unvested Shares to which such Repurchase Right applies at the time of your termination of Service.  The Company, at its choice, may satisfy its payment obligation to you with respect to exercise of the Repurchase Right by either (A) delivering a check to you or wiring funds in the amount of the purchase price for the Unvested Shares being repurchased, or (B) in the event you are indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price.  In the event of any deemed automatic exercise of the Repurchase Right by canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, such cancellation of indebtedness shall be deemed automatically to occur as of the date of termination of your Service unless the Company otherwise satisfies its payment obligations.  As a result of any repurchase of Unvested Shares pursuant to the Repurchase Right, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being repurchased by the Company, without further action by you.

4.4                               Assignment.  The Repurchase Right may be assigned by the Company in whole or in part to any persons or organization.

4.5                               Additional or Exchanged Securities and Property.  Subject to the provisions of Section  4.2 above, in the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed or issued with respect to, any Unvested Shares shall immediately be subject to the Repurchase Right.  Appropriate adjustments shall be made to the price per share to be paid for Unvested Shares upon the exercise of the Repurchase Right (by allocating such price among the Unvested Shares and such other securities or property), provided that the aggregate purchase price payable for the Unvested Shares and all such other securities and property shall remain the same price that was original payable under the Repurchase Right to repurchase such Unvested Shares.  Subject to the provisions of Section 4.2 above, in the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Repurchase Option may be exercised by the Company’s successor.

5.                                      Non-Transferability of Unvested Shares.  In addition to any other limitation on transfer created by applicable securities laws or any other agreement between the Company and you, you may not transfer any Unvested Shares, or any interest therein, unless consented to in writing by a duly authorized representative of the Company.  Any purported transfer is void and of no effect, and no purported transferee thereof will be recognized as a holder of the Unvested Shares for any purpose whatsoever.  Should such a transfer purport to occur, the Company may refuse to carry out the transfer on its books, set aside the transfer, or exercise any other legal or equitable remedy.  In the event the Company consents to a transfer of Unvested Shares, all transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Right.  In the event of any purchase by the Company hereunder where the Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Shares or interest you for consideration equal to the amount to be paid by the Company hereunder.  In the event the Repurchase Right is deemed exercised by the Company, the Company may deem any transferee to have transferred the Shares or interest to you prior to their purchase by the Company, and payment of the purchase price by the Company to such transferee shall be deemed to satisfy your obligation to pay such transferee for such Shares or interest, and also to satisfy the Company’s obligation to pay you for such Shares or interest.

6.                                      Stop Transfer Orders.

6.1                               Stop-Transfer Notices.  You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

6.2                               Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as the owner or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

7.                                      No Rights as Employee, Director or Consultant.  You understand that your employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Agreement changes the at-will nature of that relationship.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.

8.                                      Miscellaneous.

8.1                               Acknowledgement.  The Company and you agree that the Restricted Shares are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference).  You: (i) acknowledge receipt of a copy of the Plan and the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the Restricted Shares subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Restricted Stock Agreement.

8.2                               Entire Agreement; Enforcement of Rights.  This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

8.3                               Compliance with Laws and Regulations.  The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock (“Common Stock”) may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable.  You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.  Finally, the Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

8.4                               Governing Law; Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Clara County or the federal courts of the United States for the Northern District of California and no other courts.

8.5                               Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

8.6                               Notices.  Any notice to be given under the terms of the Plan shall be addressed to the Company in care of its principal office, and any notice to be given to you shall be addressed to you at the address maintained by the Company for such person or at such other address as you may specify in writing to the Company.

8.7                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall he deemed an original and all of which together shall constitute one instrument.

8.8                               U.S. Tax Consequences.  Unless an Election (defined below) is made, upon vesting of Shares, you will include in taxable income the difference between the fair market value of the vesting Shares, as determined on the date of their vesting, and the price paid for the Shares.  This will be treated as ordinary income by you and will be subject to withholding by the Company when required by applicable law.  In the absence of an Election, the Company shall satisfy the withholding requirements as set forth in Section 9 below. If you make an Election, then you must, prior to making the Election, pay in cash or check to the Company an amount equal to the amount the Company is required to withhold for income and employment taxes.

9.                                      Withholding Taxes and Stock Withholding.  Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this award, including the award or vesting of such Shares, the subsequent sale of Shares under this award and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company will only recognize you as a record holder of Shares if you have paid or made adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer.  With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be released from the Repurchase Right when they vest, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment by cash, cheque, wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.  The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described.  Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

10.                               Section 83(b) Election.  You hereby acknowledge that you have been informed that, with respect to the purchase of the Shares, an election may be filed by you with the Internal Revenue Service, within 30 days of the purchase of the Shares, electing for United States tax purposes pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to be taxed currently on any difference between the purchase price of the Shares and their Fair Market Value on the date of purchase (the “Election”).  Making the Election will result in recognition of taxable income to you on the date of purchase, measured by the excess, if any, of the Fair Market Value of the Shares over the purchase price for the Shares.  Absent such an Election, taxable income will be measured and recognized by you at the time or times on which the Company’s Repurchase Right lapses.  You are strongly encouraged to seek the advice of your own tax advisors in connection with the purchase of the Shares and the advisability of filing of the Election.  YOU ACKNOWLEDGE THAT IT IS SOLELY YOUR RESPONSIBILITY, AND NOT THE COMPANY’S RESPONSIBILITY, TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF YOU REQUEST THE COMPANY, OR ITS REPRESENTATIVE, TO MAKE THIS FILING ON YOUR BEHALF.

11.                               Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this Restricted Stock Award, you consent to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Restricted Stock Award. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [insert email]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email].  Finally, you understand that you are not required to consent to electronic delivery.

12.                               Award Subject to Company Clawback or Recoupment.  To the extent permitted by applicable law, the Shares shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your Shares (whether vested or unvested) and the recoupment of any gains realized with respect to your Shares.

BY ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

RECEIPT

BioPharmX Corporation hereby acknowledges receipt of (check as applicable):

☐ A check or wire transfer in the amount of $

☐ The cancellation of indebtedness in the amount of $

☐ Given by                       as consideration for the book entry in your name or Certificate No. -   for              shares of common stock of BioPharmX Corporation

☐ Other method as permitted by the Plan and specifically approved by the Board or Committee, and described here:

Dated:

BIOPHARMX CORPORATION:

By:

Print Name:

Its:

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RECEIPT AND CONSENT

The undersigned hereby acknowledges the book entry in his or her name or receipt of a photocopy of Certificate No. -         for                  shares of common stock of BioPharmX Corporation (the “Company”).

The undersigned further acknowledges that the Secretary of the Company, or his or her designee, is acting as escrow holder pursuant to the Restricted Stock Agreement that he or she has previously entered into with the Company. As escrow holder, the Secretary of the Company, or his or her designee, holds the original of the aforementioned certificate issued in the undersigned’s name.  To facilitate any transfer of Shares to the Company pursuant to the Restricted Stock Agreement, the undersigned has executed the attached Assignment Separate from Certificate.

Dated:                      , 20

Signature:

Print Name:

2

STOCK POWER AND ASSIGNMENT

SEPARATE FROM STOCK CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Agreement dated as of                   ,     , [COMPLETE AT THE TIME OF PURCHASE] (the “Agreement”), the undersigned hereby sells, assigns and transfers unto                            ,            shares of the common stock of BioPharmX Corporation, a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company represented hereby by book entry or by Certificate No(s).         [COMPLETE AT THE TIME OF PURCHASE] delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.  THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND ANY EXHIBITS THERETO.

Dated:                  ,

PARTICIPANT:

Signature:

Print Name:

Instructions:  Please do not fill in any blanks other than the signature line.  The purpose of this document is to enable the Company and/or its assignee(s) to acquire the shares upon exercise of its “Repurchase Right” set forth in the Agreement without requiring additional action.

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